Exhibit 10(n)(11)

                              CONSOLIDATED NOTE

$25,026,510.78                                             December 21, 1993
                                                       Boston, Massachusetts

        FOR VALUE RECEIVED, the undersigned, KOGER EQUITY, INC., a Florida corporation ("Borrower"), hereby promises to pay to FIRST UNION NATIONAL BANK OF FLORIDA, a national banking corporation ("Lender") or order, the principal sum of TWENTY-FIVE MILLION TWENTY-SIX THOUSAND FIVE HUNDRED TEN AND 78/100 DOLLARS ($25,026,510.78), together with daily interest on the aggregate principal amount hereof from time to time unpaid at a per annum rate equal to the Applicable Rate (as defined below) from the date hereof, all payable as provided below.

1. Definitions. Certain capitalized terms are used in this Note as specifically defined in this Section 1 as follows:

        1.1. "Agreement" means that certain Loan Modification Agreement dated of even date herewith by and between Lender and Borrower, as hereafter amended, modified, extended, renewed, supplemented or substituted from time to time.

        1.2. "Applicable Rate" means:

             (a) on any date prior to the Reset Date, 6.386% per annum and

             (b) on any other date, the lesser of 11% per annum or the Reset
                 Rate.

        1.3. "Applicable Usury Law" means, at any time, any applicable usury law, whether now or hereafter existing, in effect in (a) the jurisdiction first specified in Section 9.4 hereof, (b) the United States of America or (c) any other jurisdiction that applies to the interest and other charges under this Note.

        1.4. "Borrower" is defined in the first paragraph hereof.

        1.5. "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required by law or other governmental action to close in the state in which the Property is located.

        1.6. "Equity Proceeds Allocation" means, with respect to any equity offering of the Borrower after the date hereof, the following allocation of net proceeds from all such offerings in the aggregate:

        (a) The first $50,000,000 of such net proceeds will be applied as follows:
                (i) the first $10,000,000 to pay the Borrower's indebtedness to NationsBank, N.A. incurred prior to the merger of KPI into Borrower pursuant to the Plan; and

                (ii) the next $40,000,000 will be aplied:

                        (A) first, pro rata to pay (1) Negative Amortization
                under Section 2.3 of the Option B Restructured Notes, (2) Negative Amortization Adjustment under Section 3.3 of the Option B Restructured Notes, (3) the Option A Junior Restructured Notes, (4) the Option C Equity Share, (5) the Tax Notes and (6) the Lender Tax Notes (all amounts in this clause
                (A) are referred to collectively as "Second Tier Obligations"); and

                        (B) next, pro rata to pay all outstanding secured
                indebtedness of the Borrower.

        (b) 50% of such net proceeds in excess of $50,000,000 (the "Lender Excess Share") shall be applied as follows:

                (i) first, an amount equal to 15% of the Lender Excess Share to pay the Borrower's indebtedness to Barnett Bank of Jacksonville, N.A. incurred prior to the merger of KPI into Borrower;

                (ii) second, an amount equal to 7 1/2% of the Lender Excess Share to pay the Borrower's indebtedness to Lender incurred prior to the merger of KPI into Borrower;

                (iii) third, an amount equal to 15% of the Lender Excess Share to pay, pro rata, any outstanding indebtedness of the Borrower to insurance company lenders; and

                (iv) fourth, the balance of the Lender Excess Share to pay, pro rata, all secured indebtedness of the Borrower.

        (c) 50% of such net proceeds in excess of $50,000,000 (the "KE Excess Share") shall be retained by the Borrower for its business purposes, including the repayment of indebtedness; provided, however, that until the Second Tier Obligations have been paid in full, the Borrower shall not apply any of the KE Excess Share to pay principal of the Option A Senior Restructured Notes or of the Option B Restructured Notes (other than accrued interest added to principal as Negative Amortization under Section 2.3 of the Option B Restructured Notes) except to the extent required by the terms of the Option A Senior Restructured Notes and the Option B Restructured Notes as in effect on the Effective Date.

        Notwithstanding the foregoing provisions:

                (I) No secured lender shall be entitled to receive any payment provided above unless such lender has waived any prepayment penalty and yield maintenance provisions with respect to such payment, and

                (II) Each of The Prudential Insurance Company of America and The Travelers Insurance Company shall be entitled to apply any payment provided above to such obligations of the Borrower to such holder as such holder shall, in its sole and absolute discretion, determine by providing written notice of such determination to the Borrower within 10 days after receipt of such payment.

        1.7. "Event of Default" means the occurrence of any Event of Default, as defined in the Agreement.

        1.8. "Final Maturity Date" means December 21, 2000.

        1.9. "KE Renewal Note" means that certain KE Renewal Note in the principal amount of $15,940,498.96 dated of even herewith executed by Borrower payable to the order of Lender.

        1.10. "KENC Renewal Note" means that certain KENC Renewal Note in the principal amount of $5,306,230.88 dated of even herewith executed by Borrower payable to the order of Lender.

        1.11. "KESC Renewal Note" means that certain KESC Renewal Note in the principal amount of $3,779,780.94 dated of even herewith executed by Borrower payable to the order of Lender.

        1.12. "KPI" means Koger Properties, Inc., a Florida corporation.

        1.13. "Lease Assignments" means the Lease Assignments, as defined in the Agreement.

        1.14. "Lender" is defined in the first paragraph hereof and in Section
9.5 hereof.

        1.15. "Lender Tax Notes" means the Lender Tax Notes, as defined in the Agreement.

        1.16. "Loan" means the aggregate principal amount of indebtedness evidenced by this Note at any one time outstanding.

        1.17. "Loan Documents" means each of this Note, as hereafter amended, modified, extended, renewed, supplemented or substituted from time to time, the Mortgages, the Lease Assignments and all other instruments evidencing or securing the Obligations.

        1.18. "Maximum Rate" means the highest lawful rate of interest permitted to be charged under the Applicable Usury Law.

        1.19. "Monthly Amortization" means an amount that is sufficient to amortize the Loan in equal monthly installments, consisting of principal and interest, over an assumed term to maturity of 25 years, commencing on the first day of the first month following the date hereof, at an interest rate equal to the Applicable Rate in effect on the date hereof, which amount and assumed interest rate shall be adjusted on the Reset Date to reflect the Applicable Rate then in effect and the pincipal balance hereof then outstanding.

        1.20. "Mortgages" means the Mortgages, as defined in the Agreement.

        1.21. "Obligations" means all indebtedness of the Borrower owing to the Lender under this Note, the Mortgages, the Lease Assignments or the other Loan Documents, including obligations in respect of principal, interest, late fees and other fees, charges, indemnities and expenses (including reasonable attorneys' and paraprofessionals' fees and expenses) from time to time owing hereunder or thereunder.

        1.22. "Option A Junior Restructured Notes" means the Option A Junior Restructured Notes, as defined in the Agreement.

        1.23. "Option A Senior Restructured Notes" means the Option A Senior Restructured Notes, as defined in the Agreement.

        1.24. "Option B Restructured Notes" means the Option B Restructured Notes, as defined in the Agreement.

        1.25. "Option C Equity Share" means (a) $1,400,000 in the case of Option C Restructured Notes originally issued to FGHP Pinnacle Limited Partnership and (b) $1,900,000 in the case of Option C Restructured Notes originally issued to Kleinwort Benson Limited.

        1.26. "Option C Restructured Notes" means the Option C Restructured Notes, as defined in the Agreement.

        1.27. "Payment Date" means the first day of each calendar month.

        1.28. "Plan" means the Third Amended and Restated Plan of Reorganization of Koger Properties, Inc. Proposed Jointly by Koger Properties, Inc. and Koger Equity, Inc. dated as of April 30, 1993, as modified pursuant to an amended motion for leave to modify and amend plan dated August 17, 1993 and as confirmed by order of the United States Bankruptcy Court, Middle District of Florida, Tampa Division entered on December 8, 1993, filed in Chapter 11 Case No. 91-12294-8PI.

        1.29. "Property" means the real property encumbered by the Mortgages.

        1.30. "Reset Date" means December 21, 1996.

        1.31. "Reset Rate" means the sum of (a) 2.10% per annum plus (b) the Treasury Rate in effect on the Reset Date.

        1.32. "Restructured Notes" means the Restructured Notes, as defined in the Agreement.

        1.33. "Tax Notes" means the Tax Notes, as defined in the Agreement.

        1.34. "Treasury Rate" means the rate of interest equal to the annual yield of U.S. Government Securities, Treasury Constant Maturities with a term to maturity of four years (the "Government Securities"), as such interest rate shall be stated and referred to in Document H.15(519) currently published by the Board of Governors of the Federal Reserve System and titled "Federal Reserve Statistical Release" for the calendar week immediately preceding the Reset Date. If the yield of the Government Securities for the calendar week immediately preceding the Reset Date is not published on or before the Business Day preceding the Reset Date, then the Treasury Rate shall be based upon the yield of the Government Securities as set forth for the most recent calendar week for which such publication has occurred. If the publication of the yield of Government Securities is ever discontinued, then the Treasury
Rate shall be based upon the index which is published by the Board of Governors of the Federal Reserve System in replacement thereof or, if no such replacement index is published, the index which, in the Lender's reasonable determination, most nearly corresponds to the yield of the Government Securities.

2. Interest. The Loan shall accrue and bear daily interest at a rate per annum which shall at all times equal the Applicable Rate. For purposes of this Note, interest (and any amount expressed as interest) shall be computed on a daily basis and on the basis of a 360-day year. If requested by Lender, on the date hereof, the Borrower will pay an amount equal to interest which shall accrue hereunder from December 20, 1993 through December 31, 1993, which amount shall be applied toward interest hereunder for such period. Prior to the Final Maturity Date or accelerated maturity of the Loan, the Borrower will, on each Payment Date, pay the accrued and unpaid interest on the Loan, commencing January 1, 1994. On the Final Maturity Date or any accelerated maturity of the Loan, the Borrower will pay all accrued and unpaid interest on the Loan. Upon the delivery by Lender to Borrower of a written notice of Borrower's failure to make any payment hereunder when due, the Borrower will pay daily interest at a per annum rate equal to the sum of the Applicable Rate plus 4% on any such overdue installments of principal and, to the extent permitted by applicable law, on any such overdue installments of interest owed under this Note, and,' in the event of nonpayment following maturity or acceleration, on the entire principal and interest due and payable hereunder. In the event of any such default, the Borrower will also pay late charges to the extent required by the promissory notes originally secured by the Mortgages.

3. Payment.

        3.1. Payment at Maturity. On the Final Maturity Date or any accelerated maturity of the Loan, the Borrower will pay to the Lender an amount equal to the Loan then outstanding, together with all accrued and unpaid interest thereon and all other Obligations then outstanding.

        3.2. Mandatory Scheduled Monthly Payments. Commencing on January 1, 1994, on each Payment Date the Borrower will pay to the Lender an amount of principal of the Loan equal to the principal portion of the Monthly Amortization, together with accrued interest in an amount equal to the interest portion of the Monthly Amortization, as provided in Section 2 hereof.

        3.3. Payments Upon Equity Offering. Within 10 days after the closing under an equity offering of the Borrower, the Borrower will pay to the Lender a principal amount of the Loan equal to the net proceeds of such offering allocable to the Loan in accordance with the Equity Proceeds Allocation, without prepayment penalty or yield maintenance charge.

        3.4 Mandatory Principal Reduction. On December 21, 1998, the Borrower will pay to the Lender, in addition to all other payment of principal and interest due hereunder on such Payment Date, an additional principal amount of Five Million Dollars ($5,000,000), less any principal payment in respect of any indebtedness of Borrower to Lender received by Lender on or prior to December 21, 1996 from the proceeds of an equity offering of the Borrower.

        3.5 Payments Upon Sale or Mortgage. Subject to Section 9.2 of the Agreement, upon the sale of the Property or any portion thereof or the recording of a mortgage on the Property or any portion thereof that is junior to the Mortgages, the Borrower will pay to the Lender an amount equal to the Loan then outstanding, together with all accrued and unpaid interest thereon and all other Obligations then outstanding.

        3.6. Voluntary Prepayment. Upon three days notice to the Lender, the Loan may be prepaid, in whole or from time to time in part, without premium or penalty.

        3.7. Time and Place of Payment. Any payment under this Note shall be made to the Lender in lawful money of the United States of America not later than 2:00 p.m. (Jacksonville, Florida time) on the date such payment is due at the office of the Lender or such other place as the Lender may specify by notice to the Borrower. If the date on which any payment is due under this
Note is not a Business Day, then for all purposes hereof such payment shall be deemed to be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of interest hereunder. Any payment under this Note shall be deemed to be made by the Borrower and received by the Lender only upon receipt by the Lender of immediately available funds.

        3.8 Application of Payments. Any payment under this Note not otherwise provided for herein shall be applied by the Lender as follows:

                First, to the payment of any unpaid late fees, any costs of collection and any other costs and expenses due and payable by the Borrower to the Lender under the Loan Documents.

                Second, any surplus then remaining to the payment of any accrued and unpaid interest on the Loan.

                Third, any surplus then remaining to the payment of the aggregate principal amount of the Loan then outstanding.

4. Security. The indebtedness evidenced by this Note is secured by certain collateral that has been mortgaged, pledged, collaterally granted and assigned or otherwise conveyed to the Lender pursuant to the Mortgages, the Lease Assignments and the other Loan Documents, and reference is made to each of such documents for a description of the collateral subject thereto and the respective rights and obligations of the Borrower and the Lender thereunder. This Note is the Consolidated Note referred to in the Agreement, and is entitled to the benefits and security of the Mortgages, the Lease Assignments and the other Loan Documents.

5. Acceleration. Upon the occurrence and continuance of an Event of Default, the Lender may, at its option and without the necessity of notice to the Borrower, declare the aggregate unpaid principal balance of this Note immediately due and payable in full, and the Lender may proceed to foreclose the Mortgages and the Lease Assignments, to exercise any other rights and remedies available to the Lender under the Mortgages and the Lease Assignments and to exercise any other rights and remedies against the Borrower or with respect to this Note which the Lender may have pursuant to the Loan Documents, at law, in equity or otherwise. Notwithstanding the foregoing, the Lender shall not be required to provide notice and opportunity to cure with respect to the payment of principal, interest or any other sums which are due and payable by the Borrower to the Lender on the Final Maturity Date.

6. No Usury. Under no circumstances shall the aggregate amount paid or agreed to be paid hereunder exceed the Maximum Rate, and the payment obligations of the Borrower under this Note are hereby limited accordingly. It is the intent of the Lender and the Borrower in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with Applicable Usury Law. In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained in this Note or in any other instrument executed in connection herewith shall ever be construed to create a contract to pay for the use, forbearance or detention of money at a rate in excess of the Maximum Rate. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lender shall, to the full extent permitted by Applicable Usury Law, exclude voluntary prepayments and the effects thereof and amortize, prorate, allocate and spread, in equal parts, the total amount of interest and other charges throughout the entire term of this Note so that the interest rate is uniform throughout the entire term of this Note. Neither the Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of the Loan shall ever be required to pay interest on the Loan at a rate in excess of the Maximum Rate, and the provisions of this Section 6 shall control all other provisions of this Note and of any other instruments now or hereafter executed in connection herewith which may be in apparent conflict with this Section 6. The Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event that the maturity of the Loan is accelerated. If under any circumstances, whether by reason of advancement or acceleration of the unpaid principal balance of the Loan or otherwise, the aggregate amounts paid on the Loan shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, the Borrower stipulates that the payment and collection of such excess amounts shall have been, and shall be deemed to have been, the result of a mistake on the part of both the Borrower and the Lender. If the maturity of the Loan shall be accelerated for any reason, or if the aggregate principal balance of the Loan is paid prior to the Final Maturity Date, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the Maximum Rate, the Lender shall refund to the Borrower the amount of such excess or shall credit the amount of such excess against the Loan then outstanding. In the event that the Lender shall collect monies which are deemed to constitute interest which would increase the effective interest rate under this Note to a rate in excess of the Maximum Rate, all such sums deemed to constitute interest in excess of the Maximum Rate shall, upon such determination, at the option of the Lender, be immediately returned to the Borrower or credited against the Loan then outstanding.

7. Renewal, Consolidation, Substitution and Supersession. This Note is given in renewal and substitution of and consolidates the KE Renewal Note, KENC Renewal Note and KESC Renewal Note, and this Note amends, restates and renews the obligations evidenced thereby. Upon acceptance by the Lender of this Note, such promissory notes renewed, substituted and consolidated hereby shall in their entirety be superseded by this Note, and the repayment of the indebtedness thereunder shall be governed by this Note as fully as if the aggregate unpaid indebtedness thereunder had been advanced hereunder by the Lender to the Borrower.

8. Recourse. Notwithstanding any provisions of this Note, the Mortgages, the Lease Assignments or any other Loan Document to the contrary, this Note shall be fully recourse against the Borrower and the Borrower shall be fully liable for payment of all amounts due and payable hereunder or under any of the Loan Documents, whether pursuant to a suit for collection hereunder, a suit, proceeding or other action for collection of a deficiency amount after foreclosure under the Mortgages or the Lease Assignments or in any other action or proceeding.

9. Miscellaneous.

        9.1 Certain Waivers; Expenses. The Borrower and each other party, if any, now or hereafter liable under this Note, whether as principal, endorser or otherwise, hereby severally (a) waive presentment, demand for payment, protest and notice of dishonor; (b) waive recourse to suretyship defenses generally, including extensions of time, release of security or other indulgences that may be granted by the Lender to the Borrower or any other party liable under this Note; (c) consent to any and all delays, extensions, renewals or other modifications to this Note or any other Loan Document, or waivers of any term hereof or thereof, or release or discharge by the Lender of any party liable hereon, or the release, substitution or exchange of any security for the payment hereof or the failure to act on the part of the Lender or any indulgence shown by the Lender, from time to time in one or more instances (without notice to or further assent from any such parties), and agree that no such action, failure to act, or failure to exercise any right or remedy on the part of the Lender shall in any way affect or impair the obligations of any such parties or be construed as a waiver by the Lender of, or otherwise affect, any of Lender's rights under this Note or under any of the Loan Documents; and (d) agree to pay, on demand, all reasonable costs and expenses (including reasonable fees of attorneys and paraprofessionals) of collection of this Note or any endorsement or guaranty hereof, and/or the enforcement of the Lender's rights with respect to, or the administration, supervision, preservation, protection of, or realization upon, any property securing payment hereof, including, without limitation, reasonable fees of attorneys and paraprofessionals (including fees for appellate proceedings or other judicial proceeding of any kind).

        9.2 Course of Dealing. Any forbearance by the Lender or the holder of this Note in exercising any right or remedy hereunder or any other Loan Document, or otherwise afforded by applicable law, shall not be a waiver or preclude the exercise of any right or remedy by Lender. The acceptance by Lender of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the right to Lender or the holder of this Note to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment.

        9.3 Amendments. This Note may not be amended or modified unless such amendment or modification is in writing and signed by the Lender and the Borrower.

        9.4 Governing Law. This Note shall be governed by and construed in accordance with the laws of Florida. In any litigation in connection with or to enforce this Note or any of the other Loan Documents, the Borrower hereby irrevocably consents and confers personal jurisdiction on the courts of the County of Duval in the State of Florida or on the United States Courts located within the County of Duval in the State of Florida or on the United States Bankruptcy Court of the Middle District of Florida, Tampa Division, and expressly waives any objections as to venue in any such courts and agrees that service of process may be made on the Borrower by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to the Borrower's address. Nothing contained herein shall, however, prevent the lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

        9.5 Successors and Assigns. The term "Lender" as used in this Note shall include the Lender's successors, endorsees and assigns. The term "Borrower" as used in this Note shall include the respective successors, assigns, heirs and personal representatives thereto, or thereof; provided, however, that no obligations of the Borrower hereunder may be assigned without the prior written consent of the Lender. This Note shall be the joint and several obligation of all borrowers, endorsers, guarantors and sureties, if any, as may exist now or hereafter in addition to the Borrower, and shall be binding upon them and their respective successors and assigns and shall inure the benefit of the Lender and its successors and assigns. The term "Lender" shall mean the holder of this Note at the time in question.

        9.6 Notices. All notices under this Note shall be given as provided in the Agreement.

        9.7 Time of the Essence. It is expressly agreed that TIME IS OF THE ESSENCE with respect to this Note.

        9.8 Severability. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or enforceable, in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note operate, or would prospectively operate, to invalidate this Note, then and in any of those events such provision or provisions only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

        9.9 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE MORTGAGES, THE LEASE ASSIGNMENTS OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATED TO THE PROPERTY ENCUMBERED BY THE MORTGAGES
OR THE LEASE ASSIGNMENTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS NOTE, AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS NOTE WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS NOTE.

        9.10. Payment by Renewal. The promissory notes renewed and consolidated hereby shall be marked "Cancelled by Renewal" and attached to this Note pursuant to Section 201.09 of the Florida Statutes.

        IN WITNESS WHEREOF, this Note has been executed under seal as of the date first above written.

                                        KOGER EQUITY, INC.

                                        By: Victor A. Hughes, Jr.
                                            Name: Victor A. Hughes, Jr.
                                            Title: Senior Vice President

Attest:

James L. Stephens
Title:

(SEAL)